Exhibit 99.2

Prepared Remarks from Conference Call

Introduction
------------
Good morning. This is Steve Gillispie, chairman and chief executive officer. I want to thank you for joining us this morning to review our results for the first quarter of fiscal 1998. Joining me today are Bruce Thomas, senior vice president and chief financial officer, and Dave Bosher, vice president and treasurer. We will begin this call with the customary summary by Dave Bosher, after which Bruce, Dave and I will be pleased to answer any questions that you may have.

Dave...

Thanks, Steve. Good morning everyone.

First Quarter Results
---------------------
We are pleased to report this morning that Cadmus earned record first quarter net income of $2.0 million, or $.25 per share. This represented an increase of 20% over net income of $1.7 million, or $.21 per share, earned in the same period last year. Last year's first quarter EPS included a $0.3 million or $.02 per share gain resulting from the restructuring of our publishing business. So, "operating" net income was $.25 per share versus $.19 for the first quarter of last year.

Sales in the first quarter declined marginally, from $93.9 to $92.4 million. This decline was solely the result of the sale of our consumer publishing
business  and  the  closing  of  several   operations  in  connection  with  our
restructuring actions in fiscal 1997. Adjusting for these divestitures and closings, sales actually rose 5%. Taking it further, if you adjusted for discontinued businesses and lower paper prices, sales advanced nearly 8%.

Gross margins declined to 22.2% from 22.6% last year. However, SG&A expenses improved to 16.1% of sales in this year's first quarter, down from 16.9% last year. As a result, operating income rose 6% to $5.7 million and our operating margin improved to 6.2% of sales, up from 5.7% last year. Interest expense declined to $1.9 million this quarter from just over $2.0 million last year due to lower debt levels resulting from our strong cash flow performance over the last year.

We experienced good top-line growth and margin improvement in several of our key businesses. In addition, first quarter results were positively influenced by the impact of restructuring actions that began in the fourth quarter of fiscal 1997. So, in short, the base business improved year over-year and we achieved the restructuring savings we anticipated.

I'd like now to spend just a few minutes describing the operating performance in several of our key businesses.

Our Professional Communications sector had another great quarter. As you know, this group is comprised of our research journal services and magazine product lines. While this group's total sales rose just 1%, those results are a bit misleading. Journal sales actually rose 5%, while magazine sales declined 14%, as we continued to right-size the magazine product line. Lower paper sales also depressed reported sales. In fact, adjusting for the estimated impact of lower paper prices, journal sales actually rose 8%.

Operating margins in this group continued to improve, rising over 150 basis points in the first quarter as compared to last year. This increase was attributable to restructuring savings, product mix improvements, and cost and efficiency gains at each of our manufacturing facilities. In addition, the successful downsizing and refocusing of our magazine product line continued to improve margins in this product line.

In our Marketing Communications sector, first quarter operating results also showed improvement over last year. We enjoyed excellent internal growth in financial communications, in direct marketing, in custom publishing, and in our catalog business. At the same time, we had somewhat disappointing results in our point-of-purchase and packaging and promotional businesses.

I will now discuss each of these operations in more detail. For the quarter, financial communications sales increased 46% due to continued growth in mutual fund services and full service banking relationships, combined with robust capital markets activity. Our direct marketing operations continued their improvement trend with an increase in agency fees of over 38%. This increase is related to significant new-account development over the last few quarters. And, a significant profit turn-around was accomplished in our custom publishing operation, a result of good top-line growth and restructuring benefits. Finally, catalog design and photography agency fees grew 21% in the quarter, driven by increased billings to existing clients. At the same time, our packaging and promotional group experienced a 2% decline in sales due to lower media duplication revenues and to the expected disruption related to its relocation to our new 180,000 square-foot facility in Charlotte. While that move went as well as we could have expected, we did experience a short-term disruption in operations and a profit margin squeeze. Finally, our point-of-purchase business continued to post disappointing results, despite a significantly lower cost structure resulting from the restructuring. Revenues here declined 28% due to business lost in the first half of last year and to lower sales to fast-food clients.

Now let's take a look at cash flow and our capital position at September 30.

Free cash flow was a ($1.1) million in the first quarter. The deficit was attributable to cash outlays against the restructuring program, which totaled approximately $1.8 million. Working capital demands rose slightly due to a seasonal increase in inventory levels, while CAPEX totaled approximately $4.1 million. We ended the first quarter with total debt of $97.0 million, which represented a slight increase of $0.9 million from June 30.

Our debt-to-capital ratio improved marginally to 48.9% at September 30, compared to 49.0% at June 30, 1997.

Restructuring Update
--------------------
Before I go to our fiscal 1998 outlook, let me give you a brief update on our restructuring. I mentioned earlier that in the first quarter we obtained the restructuring savings that we had anticipated. We are increasingly confident of our ability to realize annual cost savings of at least $.50 per share. We continued to make good progress in the quarter toward executing the remaining restructuring actions. All actions scheduled for completion by September 30 were completed. The remaining actions, primarily reductions in work force, are all on schedule.

Fiscal 1998 Outlook
-------------------
Finally, let me update you on our view of FY98. Due to the positive operating trends at several of our key businesses and the successful execution of our restructuring actions to-date, we are increasingly optimistic that Cadmus will continue to achieve improved financial performance throughout the remainder of fiscal 1998. We remain comfortable with earnings estimates of up to $1.40 per share. Nearer term, we believe that published estimates for our second quarter in the range of $.33 to $.35 per share are reasonable.

Conclusion
----------
Before I conclude my remarks, please note that certain of my comments represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K which will be filed today with the SEC to which you should refer for additional details.

I thank you again for joining us for this morning's call and for your continued interest and support in Cadmus. I would now like to open up the session for any questions you may have for Steve, Bruce or me.